UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 30, 2025, Phillips 66 posted the following material on LinkedIn which references portions of previously filed video content. A transcript of the reposted video content is provided below.

VIDEO TRANSCRIPT

CHUCK MORAN: Talk to us a little bit about how the integrated portfolio helps us as a company, kind of weather the storms of cycles.

NIGEL HEARNE: Well you’re right it is cyclical, I’ve seen a lot of cycles. I think what’s important about having a diverse portfolio, an integrated set of assets, is as one set of one segment of your assets, maybe in a downturn, the other could be on an up cycle. And I think it’s important to manage those investments, to manage your overall risk as a company and to create sustainability around free cash flow, growth and performance over time.

You’ve not just got to generate return on capital employed today, but you’ve got to generate free cash flow growth, because ultimately those are the kind of things that will grow shareholder returns over time. And I think it’s important when you’re allocating capital to focus on today about how you get the best out of the assets you’ve got and how you invest in the most capital projects for tomorrow to actually create sustainable free cash flow growth over time.

And I think that’s ultimately what shareholders will reward. What they will reward is predictable and competitive performance outcomes. Not just today but over time.

Also on April 30, 2025, Bloomberg aired an interview with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66. A transcript of the interview is provided below.

TRANSCRIPT

ROMAINE BOSTICK: Just a little while ago, we caught up with Mark Lashier, the Chairman and CEO of Phillips 66, about how the US fuel maker is navigating economic conditions and, well of course, dealing with that fight with Elliott Investment Management, including what they need to do to actually satisfy some of those shareholders who actually agree with some of Elliott’s points. Here’s what he had to say.

MARK LASHIER: We’ve been on about a three-year journey improving our performance, delivering our commitments to shareholders. Since mid-2022 when I became CEO, we delivered 67% total shareholder return and we’ve lowered our refining costs by more than $1 a barrel. We’ve got more higher rates of crude oil going for our refining, and we’re making more valuable products with that kind of oil. But we’ve got more work to do. We’re the first ones to admit we have more work to do. We are hanging hard into our integration between our midstream, our refining business, and even in this Chevron/Phillips Chemicals business, we believe that’s our competitive edge. And we leverage the refining assets with our midstream assets and petrochemical assets, over the long term, we deliver a higher return on capital employees than a portfolio of companies that would look like us. That’s the ultimate measure of value creation.

ALIX STEEL: So how do you do that with those three assets? How do you become offensive versus defensive?

MARK LASHIER: We become offensive by taking full advantage of the assets we have, getting the most throughput, the highest yields, and then creating around those assets, optimizing those assets every single day, using the information that we have access to move into the marketplace where we need to move in to create the greatest value faster than our competitors.

ROMAINE BOSTICK: One of the criticisms that we’ve heard from Elliott, and I’m sure you’ve heard it as well, not just from Elliott, from others, is also about the talent within your walls, and whether that’s enough to actually get you to some of those long-term targets.

MARK LASHIER: We’re always looking at our talent, assessing our talent, but upgrading our talent. We haven’t been shy about reaching on the outside, bringing talent to supplement my executive leadership team. There are five executives of the eight executives on my leadership team from outside the company. But we’re also working hard to develop talent inside the company. We’ve got a talent program. We’ve got a cooperative agreement with Rice University, where we’re taking our best and brightest to make a future here.

ROMAINE BOSTICK: So specifically, one of their point of comments is also about the trading business, the improvements they want to see there, and whether you have the capability to actually make those changes, at least at the pace that they want to make.

MARK LASHIER: We’ve recruited some outstanding talent into our trading business. We’ve been fending off other large, integrated oil companies that are jealously looking at the talent that we have in our trading business. So I think we’re on the right track with respect to our trading business. They’re doing an incredible job creating a lot of value around their assets.

ALIX STEEL: The other part, of course, has been the midstream business, unlocking value, spinning that off selling it, etc. Elliott came out with its own deck about certain assets, certain companies that might want to buy it, like Williams, ONEOK, Energy Transfers, MPLS, etc. Has anyone been calling you? Or have you been calling anyone on this news?

MARK LASHIER: That’s a great, great question. Investors has asked us the same thing. Nobody’s been calling us up and saying, “Hey, we’re ready to do a deal.” I think that there’s a lot of challenges around the map that has been used to describe what we can create, the value we can capture from selling or spinning off our midstream business. It is so deeply integrated with what we do, particularly around our Sweeny asset, where we’ve got a 260,000 barrel a day refinery, integrated with Chevron folks, chemical assets. We’ve got midstream fractionation, all these pipelines coming together that are deeply, deeply integrated, and we can optimize around that to meet the competition every day. To rip that apart and sell it off would be value destructive. And those that have sat down and looked at the map would agree with us.

ALIX STEEL: Ok, so no talks?

MARK LASHIER: No talks?

ALIX STEEL: Yeah, with some of your competitors about that?

MARK LASHIER: Absolutely not. No. Nobody’s, called up about buying our assets, and we think that those assets are so valuable that it would be difficult for any competitor to come up with cash to meet our expectations.

ROMAINE BOSTICK: I want to get your thoughts, Mark, on what’s going on economically speaking, particularly in regard to the summer driving season coming upon us. And of course, that the backdrop being economic conditions, at least from what we are now, could be materially different than what they were last summer.

MARK LASHIER: Look, we are prepared to deal with whatever economic conditions come our way. There is a lot of volatility in the system right now, but we’re absolutely, absolutely prepared to deal with it. That’s what the beauties of our integrated business is it allows us to thrive across the economic cycles.

ROMAINE BOSTICK: Are you anticipating there’s going to be significant change in your performance over these summer months?

MARK LASHIER: Well, I think we continually try to upgrade and improve our performance. We don’t control margins, but we do our best to capture whatever margins are out there and deliver the best value we can for our shareholders.

ALIX STEEL: Margins have been really good. Do they normalize at some point?

MARK LASHIER: Margins have been improving. They’re pretty tough in the fourth quarter last year, first quarter this year, they’re starting to improve. And economic volatility is not good for fuel margins. But we’ll see how people want to travel this summer, what they want to do. We actually saw an increase in refining margins the last time there were economic challenges because people were out driving more, because that is a pretty low-cost way to entertain the kids.

ALIX STEEL: That was Mark Lashier joining us, Chairman and CEO of Phillips 66. Romaine, we also went on to talk to him about the administration and permitting. Right, he’s midstream, you want to put some shovels in the ground and stuff. Secretary of the Interior Doug Burgum has talked about really moving those times in order for permitting down to like 14 days, 28 days, if you count environmental permits. And he’s like, I don’t think that’s going to work.

ROMAINE BOSTICK: Yeah, but that’s what I don’t get. Why not?

ALIX STEEL: I think, as he was from, what Mark was saying is that you need clarity over the longer term, and being able to lower permits through like an executive order or something, short term is only three years now. What if the next administration comes in and changes stuff? You need much more clarity when you’re putting billions of dollars in the ground that can dollars in the ground that can take much longer to actually build.

ROMAINE BOSTICK: Clarity. A key word over the last few weeks.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.